Exhibit D(4)(T)(4)

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT is dated as of February 8, 2010, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas Corporation (the “Adviser”), and SUNAMERICA ASSET MANAGEMENT CORP. (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, VALIC and VALIC Company II (“VC II”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 with respect to the Covered Funds; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Small Cap Value Fund as a Covered Fund; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect the addition of the Small Cap Value Fund as a Covered Fund. The revised Schedule A is attached hereto. The Sub-Adviser shall manage a portion of the Covered Funds and shall be compensated as reflected in Schedule A.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		SUNAMERICA ASSET MANAGEMENT CORP.

By:	/S/ KURT W. BERNLOHR	By:	/S/ PETER A. HARBECK

Name:	Kurt W. Bernlohr	Name:	Peter A. Harbeck

Title:	Senior Vice President	Title:	President & Chief Executive Officer

SCHEDULE A

Effective February 8, 2010

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by Sub-Adviser, and payable monthly:

Covered Fund	Fee

Money Market II Fund	0.075%

Small Cap Value Fund	0.50% on first $50 million
0.40% over $50 million

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